Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2017 with respect to the consolidated financial statements and schedule of Famous Dave’s of America, Inc. included in the Annual Report on Form 10-K for the year ended January 1, 2017 which is incorporated by reference in this Amendment No. 1 to the Registration Statement (No. 333-221927).  We consent to the incorporation by reference of the aforementioned report in this Amendment No. 1 to the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

December 29, 2017